UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Warren, Robert D.
   500 Main Street
   Groton, MA  01471
2. Issuer Name and Ticker or Trading Symbol
   New England Business Service, Inc. NEB
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   09/30/99
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Sr., V.P., Bus. Manag. & Dev.
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Options (Right to Buy)|27.6875 |9/8/9|A   |V|2377       |   | [1] |9/8/0|Common Stock|2377   |       |2377        |D  |            |
                      |        |9    |    | |           |   |     |9    |Par Value   |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$1.00       |       |       |            |   |            |
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Options (Right to Buy)|27.6875 |9/8/9|A   |V|6623       |   | [2] |9/8/0|Common Stock|6623   |       |6623        |D  |            |
                      |        |9    |    | |           |   |     |9    |Par Value   |       |       |            |   |            |
                      |        |     |    | |           |   |     |     |$1.00       |       |       |            |   |            |
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Explanation of Responses:
1. Option becomes exercisable 09/08/00 0 shares; 09/08/01 0 shares; 09/08/02 127 shares; 09/08/03 2,250 shares.
2. Option becomes exercisable 09/08/00 2250 shares; 09/08/01 2250 shares; 09/08/ 02 2123 shares

WARREN, ROBERT D.
SIGNATURE OF REPORTING PERSON
/Signature/
Robert D. Warren
DATE
10/7/99